Exhibit 10.1

LOAN AGREEMENT

THIS AMENDED AND RESTATED LOAN AGREEMENT (“Agreement”) is made and entered into as of October 28, 2003 by and between RELOACTION, a California corporation (“Borrower”), and UNION BANK OF CALIFORNIA, N.A., a national banking association (“Bank”). This Agreement amends and restates in its entirety that certain loan agreement dated as of January 2, 2002 by and between Borrower and Bank, as amended.

SECTION 1. THE CREDIT

1.1 CREDIT FACILITIES

1.1.1 The Revolving Loan. Bank will loan to Borrower an amount not to exceed Twenty Five Million Dollars ($25,000,000) outstanding in the aggregate at any one time (the “Revolving Loan”). The proceeds of the Revolving Loan shall be used for relocation expenses for Borrower’s clients. Borrower may borrow, repay and reborrow all or part of the Revolving Loan in accordance with the terms of the Revolving Note (defined below). All borrowings of the Revolving Loan must be made before August 1, 2005, at which time all unpaid principal and interest of the Revolving Loan shall be due and payable. The Revolving Loan shall be evidenced by Bank’s standard form of commercial promissory note (the “Revolving Note”). Bank shall enter each amount borrowed and repaid in Bank’s records and such entries shall be deemed correct. Omission of Bank to make any such entries shall not discharge Borrower of its obligation to repay in full with interest all amounts borrowed.

As of the date of this Agreement, the principal amount outstanding under Borrower’s revolving loan with Bank evidenced by the promissory note dated July 30, 2003 (“Old Note”) shall be deemed the initial principal amount outstanding under the Revolving Loan, and the Old Note is hereby cancelled and superceded by the Revolving Note.

1.1.1 (a) The Standby L/C Sublimit. As a sublimit under the Revolving Loan, Bank shall issue, for the account of Borrower, one or more irrevocable standby letters of credit (individually, a “Standby L/C”). The aggregate amount available to be drawn under all Standby L/Cs and the aggregate amount of unpaid reimbursement obligations under drawn Standby L/Cs shall not exceed Two Million Dollars ($2,000,000) and shall reduce, dollar for dollar, the maximum amount available under the Revolving Loan. All Standby L/Cs shall be drawn on terms and conditions acceptable to Bank and shall be governed by the terms of (and Borrower agrees to execute) Bank’s standard form of standby letter of credit application and reimbursement agreement. No Standby L/C shall expire more than twenty four months from the date of its issuance, and in no event later than August 1, 2005.

1.1.2 The Revolving Working Capital Loan. Bank will loan to Borrower an amount not to exceed One Million Dollars ($1,000,000) outstanding in the aggregate at any one time (the “Revolving Working Capital Loan”). The proceeds of the Revolving Working Capital Loan shall be used for Borrower’s general working capital purposes. Borrower may borrow, repay and reborrow all or part of the Revolving Working Capital Loan in accordance with the terms of the Revolving Working Capital Note (defined below); provided, however, that for at least thirty (30) consecutive days during each twelve (12) month period, the principal amount outstanding under the Revolving Working Capital Loan must be zero dollars ($0). All borrowings of the Revolving Working Capital Loan must be made before August 2, 2004, at which time all unpaid principal and interest of the Revolving Working Capital Loan shall be due and payable. The Revolving

Working Capital Loan shall be evidenced by Bank’s standard form of commercial promissory note (the “Revolving Working Capital Note”). Bank shall enter each amount borrowed and repaid in Bank’s records and such entries shall be deemed correct. Omission of Bank to make any such entries shall not discharge Borrower of its obligation to repay in full with interest all amounts borrowed.

As of the date of this Agreement, the principal amount outstanding under Borrower’s revolving loan with Bank evidenced by the promissory note dated July 31, 2003 (“Old Note”) shall be deemed the initial principal amount outstanding under the Revolving Working Capital Loan, and the Old Note is hereby cancelled and superceded by the Revolving Working Capital Note.

1.1.3 Term Loan. Bank previously made a term loan to Borrower (the “Term Loan”) on January 2, 2002 in the original principal amount of $750,000, which matures August 1, 2005. As of the date of this Agreement, the outstanding principal balance of the Term Loan is as reflected in Bank’s books and records. The Term Loan is, and shall continue to be, evidenced by a promissory note (the “Term Note”) executed by Borrower in favor of Bank.

1.2 Terminology. The following words and phrases, whether used in their singular or plural form, shall have the meanings set forth below:

(a) “Corporate Client” means the party or parties with whom Borrower from time to time enters into Relocation Services Agreement(s) (defined below), and who are approved by Bank as corporate clients for the purposes of Borrower’s borrowings under the Revolving Loan.

(b) “GAAP” means generally accepted accounting principles and practices consistently applied. Accounting terms used in this Agreement but not otherwise expressly defined have the meanings given them by GAAP.

(c) “L/C” means the Standby L/Cs.

(d) “Lien” means any voluntary or involuntary security interest, mortgage, pledge, claim, charge, encumbrance, title retention agreement, or third party interest, covering all or any part of the property of Borrower or any Guarantor.

(e) “Loan” means all the credit facilities described above.

(f) “Loan Documents” means this Agreement, the Note, and all other documents, instruments and agreements required by Bank and executed in connection with this Agreement, the Note, the Loans, and with all other credit facilities from time to time made available to Borrower by Bank.

(g) “Note” means all the promissory notes described above.

(h) “Related Person” means any affiliate of Borrower, or any officer, employee, director or shareholder of Borrower or any affiliate, or relative of any of them.

(i) “Relocation Services Agreement” means any Relocation Services Agreement, Employee Relocation Services Agreement, Relocation Assistance Agreement or other similar agreement, howsoever denominated or titled, together with any supplements attached thereto, now existing or hereafter executed between Borrower and a Corporate

Client, the form or forms or which have been approved by Bank and pursuant to which Bank fully or partially finances Borrower’s obligations to provide equity advances, out-of pocket costs or similar funding incurred in providing such services to the Corporate Client.

1.3 Prepayment. The Loan may be prepaid in full or in part but only in accordance with the terms of the Note, and any such prepayment shall be subject to any prepayment fee provided for therein. In the event of a principal prepayment on any term indebtedness, the amount prepaid shall be applied to the scheduled principal installments due in the reverse order of their maturity on the Loan being prepaid.

1.4 Interest. The unpaid principal balance of the Loan shall bear interest at the rate or rates provided in the Note.

1.5 Unused Commitment Fee-Revolving Loan. On the last day of each calendar quarter until August 1, 2005, Borrower shall pay to Bank a fee of one eighth percent (.125%) per year on the average unused portion of the Revolving Loan for the preceding quarter computed on the basis of actual days elapsed of a year of 360 days.

1.6 Upfront Documentation Fee. On or before the date of execution of this Agreement, Borrower shall pay to Bank a nonrefundable documentation fee of Seven Hundred Fifty Dollars ($750).

1.7 Balances. Borrower shall maintain its major depository accounts with Bank until all obligations of Borrower to Bank under the Loan Documents have been paid in full.

1.8 Disbursement. Bank shall disburse the proceeds of the Loan as provided in Bank’s standard form Authorization(s) to Disburse executed by Borrower.

1.9 Security. Prior to any Loan disbursement, Borrower shall execute one or more security agreements on Bank’s standard form, and one or more financing statements suitable for filing in the official records of the appropriate state government and/or any other location required by Bank, granting to Bank a first priority security interest in such of Borrower’s property as is described in said security agreement(s). Any exceptions to Bank’s first priority Lien are permitted only as provided in this Agreement. At Bank’s request, Borrower will obtain executed landlord’s and mortgagee’s waivers, each on Bank’s form, covering all of Borrower’s property located on leased or encumbered real property.

SECTION 2. CONDITIONS PRECEDENT

Bank shall not be obligated to disburse all or any portion of the Loans unless at or prior to the time of each such disbursement, the following conditions have been fulfilled to Bank’s satisfaction:

2.1 Compliance. Borrower shall have performed and complied with all terms and conditions required by this Agreement to be performed or complied with, and shall have executed and delivered to Bank the Note and all other Loan Documents.

2.4 Authorization to Obtain Credit. Borrower shall have provided Bank with an executed copy of Bank’s form Authorization to Obtain Credit with certified copies of resolutions duly adopted by Borrower’s board of directors and in form satisfactory to Bank, authorizing the execution, delivery and performance of this Agreement and the other Loan Documents. Such resolutions shall also designate the persons who are authorized to act on Borrower’s behalf in connection with this Agreement to do the things required of Borrower pursuant to this Agreement.

2.5 Termination Statements. Borrower shall have provided Bank with termination statements authorized by such secured creditors as may be required by Bank, suitable for filing with the Secretary of State in each state designated by Bank.

2.6 Continuing Compliance. At the time any disbursement is to be made and immediately thereafter, there shall not exist any Event of Default (as hereinafter defined) or any event, condition, or act which with notice or lapse of time, or both, would constitute an Event of Default.

2.7 Required Delivery-Advances under the Revolving Loan. The obligation of Bank to make advances under the Revolving Loan is subject to the condition that, on or before the date of an advance:

(a) Borrower warrants that each advance will be used solely for the financing of homes under an existing Relocation Services Agreement;

(b) Bank, in its sole discretion, has given its prior approval to allow advances to be used by Borrower in connection with its arrangement with the specific Corporate Client, except for loans to a Corporate Client with a Standard & Poor’s rating of at least BBB- and not exceeding Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate; and

(c) There shall have been delivered to Bank, in form and substance satisfactory to Bank, a copy of the Relocation Services Agreement duly executed by the specific Corporate Client.

SECTION 3. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants that:

3.1 Business Activity. Borrower’s principal business is relocation management services.

3.2 Affiliates and Subsidiaries. Borrower’s affiliates and subsidiaries (those entities in which Borrower has either a controlling interest or a twenty-five percent (25%) or more ownership interest) and their addresses, and the names of the persons or entities owning five percent (5%) or more of the equity interests in Borrower, are as provided on a schedule delivered to Bank on or before the date of this Agreement.

3.3 Organization and Qualification. Borrower is duly organized and existing under the laws of the state of its organization, is duly qualified and in good standing in any jurisdiction where such qualification is required, and has the power and authority to carry on the business in which it is engaged and/or proposes to engage.

3.4 Power and Authorization. Borrower has the power and authority to enter into this Agreement and to execute and deliver the Note and all other Loan Documents. This Agreement and all things required by this Agreement and the other Loan Documents have been duly authorized by all requisite action of Borrower.

3.5 Authority to Borrow. The execution, delivery and performance of this Agreement, the Note and all other Loan Documents are not in contravention of any of the terms of any indenture, agreement or undertaking to which Borrower is a party or by which it or any of its property is bound or affected.

3.6 Compliance with Laws. Borrower is in compliance with all applicable laws, rules, ordinances or regulations which materially affect the operations or financial condition of Borrower.

3.7 Title. Except for assets which may have been disposed of in the ordinary course of business, Borrower has good and marketable title to all property reflected in its financial statements delivered to Bank and to all property acquired by Borrower since the date of said financial statements, free and clear of all Liens, except Liens specifically referred to in said financial statements.

3.8 Financial Statements. Borrower’s financial statements, including both a balance sheet at September 30, 2003, together with supporting schedules, and an income statement for the six (6) months ended September 30, 2003, have heretofore been furnished to Bank, are true and complete, and fairly represent Borrower’s financial condition for the period covered thereby. Since September 30, 2003, there has been no material adverse change in Borrower’s financial condition or operations.

3.9 Litigation. There is no litigation or proceeding pending or threatened against Borrower or any of its property which is reasonably likely to affect the financial condition, property or business of Borrower in a materially adverse manner or result in liability in excess of Borrower’s insurance coverage.

3.10 ERISA. Borrower’s defined benefit pension plans (as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), meet, as of the date hereof, the minimum funding standards of Section 302 of ERISA, and no Reportable Event or Prohibited Transaction as defined in ERISA has occurred with respect to any such plan.

3.11 Regulation U. No action has been taken or is currently planned by Borrower, or any agent acting on its behalf, which would cause this Agreement or the Note to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System, or to violate the Securities and Exchange Act of 1934, in each case as in effect now or as the same may hereafter be in effect. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock as one of its important activities and, except as may be expressly agreed to and documented between Borrower and Bank, none of the proceeds of the Loan will be used directly or indirectly for such purpose.

3.12 No Event of Default. Borrower is not now in default in the payment of any of its material obligations, and there exists no Event of Default, and no condition, event or act which with notice or lapse of time, or both, would constitute an Event of Default.

3.13 Continuing Representations and Warranties. The foregoing representations and warranties shall be considered to have been made again at and as of the date of each and every Loan disbursement and shall be true and correct as of each such date.

SECTION 4. AFFIRMATIVE COVENANTS

Until all sums payable pursuant to this Agreement, the Note and the other Loan Documents have been paid in full, unless Bank otherwise consents in writing, Borrower agrees that:

4.1 Use of Proceeds. Borrower will use the proceeds of the Loan only as provided in Section 1 above.

4.2 Payment of Obligations. Borrower will pay and discharge promptly all taxes, assessments and other governmental charges and claims levied or imposed upon it or its property, or any part thereof; provided, however, that Borrower shall have the right in good faith to contest any such taxes, assessments, charges or claims and, pending the outcome of such contest, to delay or refuse payment thereof provided that adequately funded reserves are established by it to pay and discharge any such taxes, assessments, charges and claims.

4.3 Maintenance of Existence. Borrower will maintain and preserve its existence, its assets, and all rights, franchises, licenses and other authority necessary for the conduct of its business, and will maintain and preserve its property, equipment and facilities in good order, condition and repair. Bank may, at reasonable times, visit and inspect any of Borrower’s properties.

4.4 Records. Borrower will keep and maintain full and accurate accounts and records of its operations in accordance with GAAP and will permit Bank, at Borrower’s expense, to have access thereto, to make examination and photocopies thereof, and to make audits of Borrower’s accounts and records and Bank’s collateral during regular business hours.

4.5 Information Furnished. Borrower will furnish to Bank:

(a) Within forty five (45) days after the close of each fiscal quarter, except for the final quarter of each fiscal year, its unaudited balance sheet as of the close of such fiscal quarter, its unaudited income and expense statement with year-to-date totals and supportive schedules, and its statement of retained earnings for that fiscal quarter, all prepared in accordance with GAAP.

(b) Within one hundred twenty (120) days after the close of each fiscal year, a copy of its statement of financial condition including at least its balance sheet as of the close of such fiscal year and its income and expense statement, and its retained earnings statement for such fiscal year, examined and prepared on an audited basis by independent certified public accountants selected by Borrower and reasonably satisfactory to Bank, in accordance with GAAP along with any management letter provided by such accountants.

(c) In connection with each financial statement provided hereunder, a statement executed by the president or chief financial officer of Borrower, certifying that no default has occurred and no event exists which with the notice or the lapse of time, or both, would result in a default hereunder.

(d) Within forty five (45) days after each fiscal quarter, a certification of compliance with all covenants under this Agreement, executed by Borrower’s duly authorized officer, in form acceptable to Bank.

(e) Within thirty (30) days after each calendar month end, a copy of Borrower’s monthly report, in form and substance satisfactory to Bank, listing amounts owed to Bank by Borrower under the Revolving Loan categorized by Corporate Client (the “Revolving Loan Advance Status Report”).

(f) Prompt written notice to Bank of any Event of Default or breach under any of the terms or provisions of this Agreement or any other Loan Document, any litigation which would have a material adverse effect on Borrower’s financial condition, and any other matter which has resulted in, or is likely to result in, a material adverse change in Borrower’s financial condition or operations.

(g) Prior written notice to Bank of any change in Borrower’s officers and other senior management, Borrower’s name or state of organization, and the location of Borrower’s assets.

(h) Within fifteen (15) days after Borrower knows or has reason to know that any Reportable Event or Prohibited Transaction (as defined in ERISA) has occurred with respect to any defined benefit pension plan of Borrower, a statement of an authorized officer of Borrower describing such event or condition and the action, if any, which Borrower proposes to take with respect thereto.

(i) Such other financial statements and information as Bank may reasonably request from time to time.

4.6 Working Capital. Borrower will at all times maintain Working Capital of not less than Five Hundred Thousand Dollars ($500,000). “Working Capital” means the excess of current assets over current liabilities of Borrower.

4.7 Tangible Net Worth. Borrower will at all times maintain Tangible Net Worth of not less than One Million Nine Hundred Thousand Dollars ($1,900,000) from July 1, 2003 through December 31, 2003, and not less than Two Million Dollars ($2,000,000) from January 1, 2004 and thereafter. “Tangible Net Worth” means Borrower’s net worth increased by indebtedness subordinated to Bank and decreased by patents, licenses, trademarks, trade names, goodwill and other similar intangible assets, organizational expenses, and expenses and monies due from affiliates (including officers, shareholders and directors).

4.8 Profitability. Borrower will maintain, on a rolling four quarter basis, a net profit excluding stock option expense and after provision for income taxes, (i) of at least Two Hundred Thousand Dollars ($200,000) from October 1, 2003 through December 31, 2003, and (ii) of at least Three Hundred Thousand Dollars ($300,000) from January 1, 2004 and thereafter.

4.9 Pre-tax Profit Margin. Borrower will maintain a pre-tax profit margin of a percentage of Borrower’s gross revenue excluding stock option expense on a rolling four quarter basis of 2.50%.

4.10 Cash Flow Ratio. Borrower will maintain a ratio of Cash Flow to Debt Service of not less than 1.4:1.0 as of the close of each fiscal quarter. “Cash Flow” means net profit after taxes to which depreciation, amortization and other noncash expenses are added for the twelve (12) month period immediately preceding the date of calculation. “Debt Service” means that portion of long-term liabilities and capital leases coming due within twelve (12) months following the date of calculation.

4.11 Insurance. Borrower will keep all of its insurable property, whether real, personal or mixed, insured by companies approved by Bank, against fire and such other risks, and in such amounts as is customarily obtained by companies conducting similar business with respect to like properties. Borrower will furnish to Bank statements of its insurance coverage, will promptly upon Bank’s request furnish other or additional insurance deemed necessary by Bank to the extent that such insurance may be available, and hereby assigns to Bank, as security for Borrower’s obligations to Bank, the proceeds of any such insurance. Prior to any Loan disbursement, Bank will be named loss payee under all policies insuring the collateral. Borrower will maintain adequate worker’s compensation insurance and adequate insurance against liability for damage to persons or property. All policies shall require at least ten (10) days’ written notice to Bank before alteration or cancellation.

4.12 Additional Requirements. Upon Bank’s demand, Borrower will promptly take such further action and execute all such additional documents and instruments in connection with this Agreement and the other Loan Documents as Bank in its reasonable discretion deems necessary, and promptly supply Bank with such other information concerning its affairs as Bank may request from time to time.

4.13 Litigation and Attorneys’ Fees. Upon Bank’s demand, Borrower will promptly pay to Bank reasonable attorneys’ fees, including the reasonable estimate of the allocated costs and expenses of in-house legal counsel and staff, and all costs and other expenses paid or incurred by Bank in collecting, modifying or compromising the Loan or in enforcing or exercising its rights or remedies created by, connected with or provided for in this Agreement and the other Loan Documents. If any judicial action, arbitration or other proceeding is commenced, only the prevailing party shall be entitled to attorneys’ fees and court costs.

4.14 Bank Expenses. Upon Bank’s request, Borrower will pay or reimburse Bank for all costs, expenses and fees incurred by Bank in preparing and documenting this Agreement and the Loan, and all amendments and modifications to any Loan Documents, including but not limited to all filing and recording fees, costs of appraisals, insurance and attorneys’ fees, including the reasonable estimate of the allocated costs and expenses of in-house legal counsel and staff.

4.15 Repayment. Upon Borrower’s receipt of any repayment of advances from any Corporate Client, Borrower shall pay such funds received to Bank (for application to the Revolving Loan) in a timely manner after performance of Borrower’s normal audit and review process, but in no event more than seven (7) business days after receipt.

SECTION 5. NEGATIVE COVENANTS

Until all sums payable pursuant to this Agreement, the Note and the other Loan Documents have been paid in full, unless Bank otherwise consents in writing, Borrower agrees that:

5.1 Liens. Borrower will not create, assume or suffer to exist any Lien on any of its property, whether real, personal or mixed, now owned or hereafter acquired, or upon the income or profits thereof, except (a) Liens in favor of Bank, (b) Liens for taxes not delinquent and taxes and other items being contested in good faith, (c) minor encumbrances and easements on real property which do not affect its market value, (d) existing Liens on Borrower’s personal property, and (e) future purchase money security interests encumbering only the personal property purchased. All such permitted Liens shall secure obligations not exceeding at any time outstanding an aggregate of Ten Thousand Dollars ($10,000).

5.2 Borrowings. Borrower will not sell, discount or otherwise transfer any account receivable or any note, draft or other evidence of indebtedness, except to Bank or except to a financial institution at face value for deposit or collection purposes only, and without any fees other than the financial institution’s normal fees for such services. Borrower will not borrow any money, become contingently liable to borrow money, or enter any agreement to directly or indirectly obtain borrowed money, except pursuant to agreements with Bank.

5.3 Safe of Assets, Liquidation or Merger. Borrower will not liquidate, dissolve or enter into any consolidation, merger, partnership or other combination, or convey, sell or lease all or the greater part of its assets or business, or purchase or lease all or the greater part of the assets or business of another.

5.4 Loans, Advances and Guaranties. Borrower will not, except in the ordinary course of business as currently conducted, make any loans or advances, become a guarantor or surety, or pledge its credit or properties.

5.5 Investments. Borrower will not purchase the debt or equity of another except for savings accounts and certificates of deposit of Bank, direct U.S. Government obligations, and commercial paper issued by corporations with the top ratings of Moody’s or Standard & Poor’s, provided that all such permitted investments shall mature within one year of purchase.

5.6 Payment of Dividends. Borrower will not declare or pay any dividends, other than dividends payable solely in its own common stock, or authorize or make any other distribution with respect to any of its stock now or hereafter outstanding which exceeds in the aggregate for any fiscal year Fifty Thousand Dollars ($50,000).

5.7 Redemption of Stock. Borrower will not redeem or retire any share of its capital stock for value in excess of ten percent (10%) of Borrower’s net income earned during the immediately preceding annual financial reporting period and one hundred percent (100%) of all new stock issued.

5.8 Affiliate Transactions. Borrower will not transfer any property to any affiliate, except for value received in the normal course of business and for an amount, including any management or service fee(s), as would be conducted and charged with an unrelated or unaffiliated entity. Borrower will not pay any management fee or fee for services to any affiliate without Bank’s prior written consent.

5.9 Capital Expenditures. Purchase fixed assets in the form of property, plant, equipment or fixtures in excess of Two Million Dollars ($2,000,000) in any single fiscal year of Borrower. For purposes of calculating such expenditures to determine compliance with the above limitation, the amount shall be that represented as purchase of such items on the Consolidated Statement of Cash Flows of the Borrower’s fiscal year-end financial statement.

5.10 Transactions with Related Persons. Borrower will not directly or indirectly enter into any transaction with or for the benefit of a Related Person on terms more favorable to the Related Person than would have been obtainable in an arms length dealing.

SECTION 6. EVENTS OF DEFAULT

The occurrence of any of the following events (“Events of Default”) shall terminate any obligation of Bank to make or continue the Loan and shall automatically, unless otherwise provided under the Note, make all sums of interest and principal and any other amounts owing under the Loan immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or any other notices or demands:

6.1 Borrower shall default in the due and punctual payment of the principal of or the interest on the Note or on any amounts owing under any of the Loan Documents.

6.2 Any default shall occur under the Note.

6.3 Borrower shall default in the due performance or observance of any covenant or condition of the Loan Documents.

6.4 Any guaranty or subordination agreement required hereunder shall be breached or becomes ineffective, or any Guarantor or subordinating creditor shall die, disavow or attempt to revoke or terminate such guaranty or subordination agreement.

6.5 There shall be a change in ownership or control of ten percent (10%) or more of the equity interests in Borrower.

SECTION 7. GENERAL PROVISIONS

7.1 Additional Remedies. The rights, powers and remedies given to Bank hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Bank by law against Borrower or any other person or entity including but not limited to Bank’s rights of setoff and banker’s lien.

7.2 Nonwaiver. Any forbearance or failure or delay by Bank in exercising any right, power or remedy hereunder shall not be deemed a waiver thereof and any single or partial exercise of any right, power or remedy shall not preclude the further exercise thereof. No waiver shall be effective unless it is in writing and signed by an officer of Bank.

7.3 Inurement. The benefits of this Agreement and the other Loan Documents shall inure to the successors and assigns of Bank and the permitted successors and assigns of Borrower, but any attempted assignment by Borrower without Bank’s prior written consent shall be null and void.

7.4 Applicable Law. This Agreement and the other Loan Documents shall be governed by and construed according to the laws of the State of California.

7.5 Severability. Should any one or more provisions of this Agreement or any other Loan Document be determined to be illegal or unenforceable, all other provisions of such document shall nevertheless be effective.

7.6 Controlling Document. In the event of any inconsistency between the terms of this Agreement and any other Loan Document, the terms of the other Loan Document shall prevail.

7.7 Construction. The section and subsection headings herein are for convenient reference only and shall not limit or otherwise affect the interpretation of this Agreement.

7.8 Amendments. This Agreement may be amended only in writing signed by all parties hereto.

7.9 Counterparts. Borrower and Bank may execute one or more counterparts to this Agreement, each of which shall be deemed an original, but all such counterparts when taken together, shall constitute one and the same agreement.

7.10 Notices. Any notices or other communications provided for or allowed hereunder shall be effective only when given by one of the following methods and addressed to the parties at their respective addresses and shall be considered to have been validly given (a) upon delivery, if delivered personally, (b) upon receipt, if mailed, first class postage prepaid, with the United States Postal Service, (c) on the next business day, if sent by overnight courier service of recognized standing, or (d) upon telephoned confirmation of receipt, if telecopied or e-mailed. The addresses to which notices or demands are to be given may be changed from time to time by notice delivered as provided above.

7.11 Integration Clause. Except for the other Loan Documents, this Agreement constitutes the entire agreement between Bank and Borrower regarding the Loan, and all prior oral or written communications between Borrower and Bank shall be of no further effect or evidentiary value.

THIS AGREEMENT is executed on behalf of the parties by their duly authorized representative(s) as of the date first above written.

	RELOACTION		UNION BANK OF CALIFORNIA, N.A.

By:	/s/ Jonathan Shaffer	By:	/s/ Matthew J. Pielert
	Jonathan Shaffer		Matthew J. Pielert
	Chief Financial Officer		Vice President

	Address for Notices:		Address for Notices:

	7901 Stoneridge Drive, Suite 390		East Bay Corporate
	Pleasanton, California 94588		200 Pringle Avenue
	Telephone No. (925) 734-3872		Walnut Creek, California 94596
	FAX No. (925) 734-5690		Telephone No. (925) 947-2441
FAX No. (925) 947-2424

NOTICE OF WAIVER

October 21, 2004

Hewitt Relocation Services, Inc.

7901 Stoneridge Drive, Suite 390

Pleasanton, CA 94588-3600

Attn: Jonathan Shaffer

Re: Loan Agreement dated October 28, 2003

Dear Jon:

You have requested the following waivers in reference to the Loan (“Agreement”) referred to above.

Waivers:

Bank hereby waives Borrower’s breach of Section 5.3 Sale of Assets, Liquidation or Merger and Section 6.5 Change of Control as it relates to the pending merger between Exult, Inc. and Hewitt Associates Inc., and the subsequent transfer of all or substantially all of Exult, Inc.’s assets and liabilities to Hewitt Associates LLC, a wholly owned subsidiary of Hewitt Associates, Inc. Any further breach of these sections are not waived.

Except as waived hereby, the Agreement shall remain in full force and effect and is hereby ratified and confirmed. This Waiver shall not be a waiver of any existing or future default or breach of a condition to covenant unless specified herein.

If you agree with the foregoing, please sign the enclosed document and return it on or before October 29, 2004.

Very truly yours,

UNION BANK OF CALIFORNIA, N.A,

By:	/s/ Matthew Pielert
Matthew Pielert
Title:	Vice President

Hewitt Relocation Services, Inc. hereby agrees to and acknowledges this waiver this          day of                      2004.

By:	Hewitt Relocation Services, Inc.

By:
Joe Chi
Title:	Assistant Secretary